Exhibit 14.1

MONOGRAM RESIDENTIAL TRUST, INC.

AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

I.                                        Covered Persons/Purpose of the Code

This Code of Business Conduct and Ethics (the “Code”) for Monogram Residential Trust, Inc. (the “Company”) applies to (i) employees of the Company and its controlled subsidiaries, (ii) officers of the Company, and (iii) all members of the Company’s Board of Directors (collectively the “Covered Persons”), for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

This Code is complementary of, and supplemental to, other Company policies and procedures. Such other important policies include, but are not limited to, employment practices (including equal opportunity, workplace harassment and substance abuse). Many of those other policies are available to all Company employees in the Company’s Employee Handbook.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be the code of ethics for the Company’s Principal Executive Officer, Principal Financial Officer, Principal Accounting Officers, Controller or other chief accounting officer, and any other senior executive or financial officers of the Company performing similar functions and so designated from time to time by the Principal Executive Officer of the Company.

II.                                   Administration of the Code

This Code shall be administered and monitored by the Code’s Compliance Officer, who shall be the Company’s VP of Human Resources unless otherwise determined by the Audit Committee of the Board of Directors.  The Compliance Officer will handle the Company’s day-to-day compliance matters, including:

•                  receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

•                  providing guidance on the meaning and application of the Code;

•                  reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management, the Company’s Disclosure Committee and the Audit Committee of the Board of Directors on implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he or she deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer.  Covered Persons may also speak with supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.  As described further below, certain issues may also be directed to the Chairman of the Audit Committee of the Board of Directors.

III.                              Reporting Concerns

Covered Persons are encouraged to talk to their supervisors, managers or other appropriate personnel or about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.  Covered Persons who are concerned that violations of this Code have occurred or may occur or that other illegal or unethical conduct by other Covered Persons has occurred or may occur should contact (anonymously, confidentially or otherwise) the Code’s Compliance Officer or the Chairman of the Audit Committee of the Board of Directors by using our Ethics Hotline by telephone at 855.217.9943 or on the internet at www.monogramres.ethicspoint.com. The Company will not permit retaliation for reports made in good faith.

If any Covered Person of the Company has concerns or complaints regarding questionable accounting or auditing matters (including, but not limited to, knowingly providing any false or misleading representation to an auditor) which in any way affects the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chairman of the Audit Committee of the Board of Directors by using our Ethics Hotline by telephone at 855.217.9943 or on the internet at www.monogramres.ethicspoint.com.

IV.                               Conflicts of Interest

Covered Persons should be scrupulous in avoiding Conflicts of Interest (defined below) with regard to the interests of the Company.  A “Conflict of Interest” occurs when a Covered Person’s private interest interferes in any way—or even appears to interfere—with the interests of the Company as a whole. For example, a conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Furthermore, a Conflict of Interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Person should not interfere in any way—or appear to interfere—with the interests of the Company.

Each Covered Person must:

•                  not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•                  not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company; and

•                  report at least annually any affiliations or other relationships related to conflicts of interest.

Additionally, federal securities laws prohibit personal loans to directors and executive officers by the Company.

In order to avoid situations in which a Conflict of Interest involving a Covered Person may result in an improper benefit, all transactions involving a Conflict of Interest must be approved by a majority of disinterested directors.  Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Code’s Compliance Officer.  Examples of potential conflicts of interest include:

•                  service as a director on the board of any other business organization;

•                  the receipt of gifts or entertainment that might conflict with the proper performance of your duties or that might adversely affect the Covered Person’s independent judgment on behalf of the Company; or

•                  any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of the duties of a Covered Person of the Company.  Each Covered Person shall contact the Audit Committee of the Board of Directors before agreeing to participate in any civic or political activities that are likely to interfere with the performance of his or her duties as an officer or director of the Company.

V.                                    Business Entertainment and Gifts

Covered Persons should avoid receiving benefits, favors, gifts and entertainment that might conflict with the proper performance of the Covered Person’s duties or that might adversely affect the Covered Person’s independent judgment on behalf of the Company. Covered Persons should also use business entertainment and gifts to create good will and sound working relationships, not to gain an unfair advantage with customers or suppliers. Accordingly, Covered Persons should not offer, give, provide or accept any benefits, favors, gifts, services, discounts or entertainment unless it:

•                  is not a cash gift;

•                  is consistent with customary business practices;

•                  is not excessive in value;

•                  cannot be construed as a bribe or payoff;

•                  will not make the Covered Persons feel obligated to repay the donor with corporate business;

•                  is not from a vendor or supplier or potential vendor or supplier during, or in connection with, contract negotiations; and

•                  does not violate any law or regulation.

In addition, if any employee of the Company or its controlled subsidiaries receives any benefits, favors, gifts or entertainment with a value above $50, the employee must report it to his or her manager or business unit executive.

VI.                               Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by the Company or parties with which the Company transacts business, except when disclosure is authorized by the Chairman of the Audit Committee or required by laws, regulations or legal proceedings.  Whenever feasible, Covered Persons should consult with the Code’s Compliance Officer if they believe they have a legal obligation to disclose confidential information.  Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company, (ii) have an adverse effect on the Company’s business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial, investment or real estate community, (iii) impair the value of any of the Company’s assets, or (iv) expose the Company to legal claims, regulatory actions or other forms of liability.  Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends, or with employees of the Company who do not need to know the information to carry out their duties.  Notwithstanding the foregoing, Covered Persons may share confidential information with a person who owes a duty of trust or confidence to the Company.  Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends.  All public and media communications involving the Company shall be handled exclusively by the Chief Executive Officer of the Company.  Notwithstanding the foregoing, the Chief Executive Officer of the Company may delegate his responsibilities with respect to the public and media communications of the Company as appropriate.

VII.                          Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee of the Board of Directors.

Records should always be retained or destroyed according to the Company’s record retention policies.

VIII.                     Fair Dealing

Each Covered Person shall deal fairly with the Company’s customers, suppliers, competitors, officers and employees.  No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice.  We seek competitive advantages through superior client service, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Covered Persons must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company.  Copies of such agreements should be provided to the VP of Human Resources of the Company to permit evaluation of the agreement in light of the officer’s position.  In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company.

IX.                              Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.  Company assets may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization.  Permitting Company property to be damaged, lost or used in an unauthorized manner is strictly prohibited.  Covered Persons shall not use corporate or other official stationary for personal purposes.

X.                                   Corporate Opportunities

All Covered Persons are prohibited from:

•                  taking for themselves or directing to a third party business opportunities that are discovered through the use of corporate property, information or position;

•                  using corporate property, information, or position for personal gain; and

•                  competing with the Company.

All Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

XI.                              Disclosure and Compliance

Each Covered Person should:

•                  familiarize himself or herself with the disclosure requirements generally applicable to the Company;

•                  not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•                  to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

•                  promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

XII.                         Accountability

Each Covered Person must:

•                  upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he or she has received, read, and understands the Code;

•                  annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•                  not retaliate against any other Covered Person for reports of potential violations that are made in good faith; and

•                  notify the Code’s Compliance Officer or the Chairman of the Audit Committee promptly if he or she knows of any material violation of this Code.

XIII.                    Insider Trading

All Covered Persons are required to comply with all insider trading laws.  These laws prohibit any Covered Person from purchasing or selling any Company securities while in possession of material non-public information regarding the Company, or purchasing or selling another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any Covered Person to use material non-public information regarding the Company or any other company to:

•                  obtain profit for himself or herself; or

•                  directly or indirectly “tip” others who might make an investment decision on the basis of that information.

Each Covered Person must comply with any insider trading policies adopted by the Board. Please contact the Company’s VP of Human Resources if you have questions regarding insider trading prohibitions or questions on the Company’s trading policy, pre-clearance of trades or related policies.

XIV.                     Amendments and Waivers

Covered Persons are expected to follow this Code at all times.  Generally, there should be no waivers of this Code.  For members of the Board of Directors and executive officers, the Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code.  Any such waiver from or amendment to this Code applicable to or directed at the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions shall be disclosed as required by the rules promulgated under the Securities Exchange Act of 1934 and other applicable law.

XV.                          Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder.  Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

XVI.                     Confidentiality of Reports & Records

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board and the Audit Committee.

XVII.                Internal Use

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance or legal conclusion.

Date:  October 29, 2015

MONOGRAM RESIDENTIAL TRUST, INC.

AMENDED CODE OF BUSINESS CONDUCT AND ETHICS

Covered Person Acknowledgement

I,                          , acknowledge that I have read and understand the Monogram Residential Trust, Inc. Code.  I understand that it is my personal responsibility to get clarification of any part of the Code that I do not understand by going to my supervisor, Human Resources, or the Code’s Compliance Officer.  I acknowledge that lack of understanding is not an excuse for violation of the guidelines set forth in the Code.  In addition, I accept responsibility for reporting, through appropriate Company channels, any action that I believe could be a violation of this Code.

Print Covered Person’s Full Legal Name

Covered Person’s Signature

Date

THE SIGNED ORIGINAL COPY OF THIS AGREEMENT WILL BE FILED IN YOUR PERSONNEL FILE.

MONOGRAM RESIDENTIAL TRUST, INC.

AMENDED CODE OF BUSINESS CONDUCT AND ETHICS

Covered Person Acknowledgement: Conflict of Interest Disclosure

In furtherance of the Conflict of Interest section of the Monogram Residential Trust, Inc. Code of Business Conduct and Ethics, please review and, if accurate, sign the following:

Within the last 12 months, I have not conducted business on Monogram’s behalf, nor recommended that Monogram conduct business, with any person, vendor, consultant, or entity in which I, or a family member, had a financial or personal interest. Also, within the last 12 months I have not received, nor do I expect to receive, an improper benefit from any person, vendor, consultant, or entity.

Please note the meaning of the following:

A family member refers to your spouse, partner, children, grandchildren, siblings, parents, uncles, aunts, cousins, and the spouses and children of each.

A personal interest refers to a financial interest; employment, consulting, or independent contractor relationship; or any other interest, connection, or benefit that could reasonably be expected to create the appearance that you might consider anything other than the best interests of Monogram.

An improper benefit means something that you or a family member obtain under circumstances that could reasonably be expected to create the appearance that it might have been obtained on account of your position within Monogram.

Print Covered Person’s Full Legal Name

Covered Person’s Signature

Date

If you cannot sign this acknowledgement, please use the space below to fully describe the matter. If you received proper authorization to waive the conflict, please note when and from whom. (The fact that you cannot sign the acknowledgement does not automatically mean that you violated the code. For example, you may have received authorization, but we are asking for a complete explanation here in order to assure full disclosure.)

THE SIGNED ORIGINAL COPY OF THIS AGREEMENT WILL BE FILED IN YOUR PERSONNEL FILE.